                               SCHEDULE 14A
                              (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                         SCHEDULE 14A INFORMATION

             PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                      SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO. ____)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

[ ] Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              MANATRON, INC.
             (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           ____________________________________________________
 (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
    0-11.

     1)   Title of each class of securities to which transaction applies:
          -----------------------------------------------------------------
     2)   Aggregate number of securities to which transaction applies:
          -----------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          -----------------------------------------------------------------
     4)   Proposed maximum aggregate value of transaction:
          -----------------------------------------------------------------

     5)   Total fee paid:
          -----------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:
          -----------------------------------------------------------------
     2)   Form, Schedule or Registration Statement no.:
          -----------------------------------------------------------------
     3)   Filing Party:
          -----------------------------------------------------------------
     4)   Date Filed:
          -----------------------------------------------------------------

                              [MANATRON LOGO]



                           2970 South 9th Street
                         Kalamazoo, Michigan 49009





                             September 8, 1997

To Our Shareholders:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Manatron, Inc. The meeting will be held at the Holiday Inn-West, in Kalamazoo, Michigan, on Thursday October 9, 1997, at
4:00 p.m., local time.

     On the following pages, you will find the Notice of Annual Meeting of Shareholders and the Proxy Statement. The Proxy Statement and enclosed form of proxy are being furnished to shareholders on or about September 8, 1997. A report on Manatron's activities and its outlook for the future also will be presented at the meeting.

     It is important that your shares be represented and voted at the annual meeting, regardless of the size of your holdings. Whether or not you plan to attend the annual meeting, we urge you to SIGN, DATE, AND RETURN AS SOON AS POSSIBLE the enclosed proxy card. Sending a proxy will not affect your right to vote in person in the event you attend the meeting.

                                   Respectfully,


                                   /S/ RANDALL L. PEAT


                                   Randall L. Peat
                                   Chairman of the Board of Directors



     YOUR VOTE IS IMPORTANT.  EVEN IF YOU PLAN TO ATTEND THE MEETING,
        PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY.

                              [MANATRON LOGO]



                           2970 South 9th Street
                         Kalamazoo, Michigan 49009





                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

     The Annual Meeting of Shareholders of Manatron, Inc., will be held at the Holiday Inn-West, in Kalamazoo, Michigan, on Thursday, October 9, 1997, at 4:00 p.m., local time, for the following purposes:

     1.   To elect three directors for three-year terms expiring in 2000.

     2. To transact any other business that may properly come before the meeting.

     Only shareholders of record as of the close of business on August 29, 1997, are entitled to notice of and to vote at the annual meeting.

     A copy of the Annual Report to Shareholders for the fiscal year ended April 30, 1997, is enclosed with this Notice. The following Proxy Statement and enclosed proxy are being furnished to shareholders on or about September 8, 1997.


                                   BY ORDER OF THE BOARD OF DIRECTORS


                                   /S/ JANE M. RIX


Kalamazoo, Michigan                Jane M. Rix
September 8, 1997                  Secretary



     YOUR VOTE IS IMPORTANT.  EVEN IF YOU PLAN TO ATTEND THE MEETING,
        PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY.

                              MANATRON, INC.

                           2970 SOUTH 9TH STREET
                         KALAMAZOO, MICHIGAN 49009

                      ANNUAL MEETING OF SHAREHOLDERS

                             SEPTEMBER 8, 1997


                              PROXY STATEMENT


     This Proxy Statement and the enclosed proxy are being furnished to shareholders of common stock of Manatron, Inc. (the "Company") on or about September 8, 1997, in connection with the solicitation of proxies by the Board of Directors to be voted at the 1997 Annual Meeting of Shareholders to be held on Thursday, October 9, 1997, at 4:00 p.m., local time, and at any adjournment of that meeting. The annual meeting will be held at the Holiday Inn-West, in Kalamazoo, Michigan.

     The purpose of the annual meeting is to consider and vote upon the election of three directors for three-year terms expiring in 2000. Proxies in the accompanying form, if properly executed, duly returned to the Company, and not revoked, will be voted at the annual meeting. If a shareholder specifies a choice, the shares represented by proxy will be voted as specified. If no choice is specified, the shares represented by proxy will be voted for the election of all nominees named in this Proxy Statement and in accordance with the discretion of the persons named as proxies on any other matters that may come before the meeting or any adjournment of the meeting. For purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, all shares for which a proxy or vote is received, including abstentions and shares represented by a broker vote on any matter, will be counted as present and represented at the meeting.

     Any shareholder executing and returning the enclosed form of proxy may revoke it at any time before it is exercised by delivering a written notice of revocation to the Secretary of the Company at the address set forth above or by attending and voting at the annual meeting.

     The Company has no knowledge of any matter to be presented for consideration at the annual meeting other than that stated in the Notice of Annual Meeting of Shareholders. If any other matter should properly come before the meeting, the persons named in the proxy will have discretionary authority to vote in accordance with their judgment.

                           ELECTION OF DIRECTORS


     The Board of Directors proposes that the following three individuals be elected as directors for three-year terms expiring at the 2000 annual meeting:

                              Douglas A. Peat
                            Richard J. Holloman
                             Melvin J. Trumble

     This Proxy Statement contains more information about the director nominees. All nominees presently are directors of the Company whose terms will expire at the 1997 annual meeting. Unless otherwise directed by a shareholder's proxy, the persons named as proxies intend to vote for the nominees identified above. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. In the event that any nominee is unable to serve or is otherwise unavailable for election, which is not now anticipated, the Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the election of the substitute nominee designated by the Board of Directors. If a substitute nominee is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

     A plurality of the shares present in person or represented by proxy and voting on the election of directors is required to elect directors. For the purpose of counting votes on this proposal, abstentions, broker non-votes, and other shares not voted will not be counted as shares voted on the election, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

                YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU
            VOTE FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS


                             VOTING SECURITIES


     Holders of record of common stock at the close of business on August 29, 1997, are entitled to notice of and to vote at the Annual Meeting of Shareholders and at any adjournment of the meeting. As of July 31, 1997, 2,810,019 shares of the Company's common stock, no par value ("Common Stock"), were issued and outstanding. Shareholders are entitled to one vote on each matter presented for shareholder action for each share of Common Stock registered in their names at the close of business on the record date. Shares cannot be voted unless the shareholder is present at the annual meeting or represented by proxy.

                SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL
                           OWNERS AND MANAGEMENT


     The following table sets forth information as to each person known to the Company to have been the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock as of July 31, 1997:

                                  AMOUNT AND NATURE OF BENEFICIAL
                                   OWNERSHIP OF COMMON STOCK<F1>
                                   -----------------------------
                                            SOLE VOTING
                                                AND                  PERCENT
   NAME AND ADDRESS OF                      DISPOSITIVE                OF
    BENEFICIAL OWNER                         POWER<F2>              CLASS<F3>
-------------------------          -----------------------------    ---------
Randall L. Peat
47801 - 45th Street
Paw Paw, Michigan 49079                       560,787                 17.25%

Allen F. Peat
3640 Bal Harbor Blvd., Apt. 513
Punta Gorda, Florida 33950                    510,174                 15.70%

Richard J. Holloman
816 Wild Turkey Place
Wilmington, North Carolina 28405              208,702                  6.42%

Douglas A. Peat
1084 Josiane
Kalamazoo, Michigan 49009                     205,252                  6.31%
___________________

<F1> Based on information provided by each person listed.

<F2> These numbers include shares subject to options that are exercisable within 60 days after July 31, 1997, granted under the Company's 1986 Incentive Stock Option Plan, 1989 Stock Option Plan, and 1994 and 1995 Long-Term Incentive Plans.

<F3> These percentages represent the number of shares owned by each beneficial owner as of July 31, 1997, plus the shares allocated to a person's ESOP account, plus the shares that may be acquired by each beneficial owner through the exercise of outstanding stock options within 60 days by each after July 31, 1997, as a percentage of the


                                      -3-

     total of all outstanding shares as of July 31, 1997, plus the total of all shares that may be acquired through the exercise of outstanding stock options within 60 days after July 31, 1997.

                    SECURITIES OWNERSHIP OF MANAGEMENT


     The following table sets forth the number of shares of Common Stock beneficially owned as of July 31, 1997, by each of the Company's directors and nominees for director, each officer whose salary and bonus equaled $100,000 or more ("named executive officers"), and all of the Company's directors and officers as a group:

                             AMOUNT AND NATURE OF BENEFICIAL
                              OWNERSHIP OF COMMON STOCK<F1>
                              -----------------------------
                                        SOLE VOTING
                                            AND
      NAME OF                           DISPOSITIVE                PERCENT OF
  BENEFICIAL OWNER                       POWER<F2>                 CLASS<F3>
--------------------          -----------------------------        ---------
Gene Bledsoe<F4>                            20,001                     <F*>
Richard J. Holloman                        208,702                     6.42%
Allen F. Peat                              510,174                    15.70%
Douglas A. Peat                            205,252                     6.31%
Randall L. Peat<F4>                        560,787                    17.25%
Jane M. Rix                                  8,985                     <F*>
James W. Sanderbeck                         32,193                     <F*>
Paul R. Sylvester<F4>                       92,332                     2.84%
Melvin J. Trumble                           23,617                     <F*>
Harry C. Vorys                              19,265                     <F*>
Stephen C. Waterbury                        17,222                     <F*>
All directors and executive
 officers as a group                     1,715,465                    52.78%
__________________

<F*> Less than 1%.

<F1> The number of shares stated is based on information provided by each person listed and includes shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.



                                      -4-

<F2> These numbers include shares held directly and shares subject to options which are exercisable within 60 days after July 31, 1997, that were awarded under the Company's 1986 Incentive Stock Option Plan, 1989 Stock Option Plan, and 1994 and 1995 Long-Term Incentive Plans. The number of shares subject to options which are exercisable within 60 days after July 31, 1997, for each listed person is as follows:

                 Gene Bledsoe                          3,050
                 Richard J. Holloman                  22,750
                 Allen F. Peat                        28,863
                 Douglas A. Peat                      22,076
                 Randall L. Peat                      20,000
                 Jane M. Rix                           7,000
                 James W. Sanderbeck                  20,000
                 Paul R. Sylvester                    50,000
                 Melvin J. Trumble                    20,000
                 Harry C. Vorys                       11,041
                 Stephen C. Waterbury                  5,254
                 All directors and executive         224,034
                  officers as a group

<F3> These percentages represent the number of shares owned by each beneficial owner as of July 31, 1997, plus the shares allocated to a person's ESOP account, plus the shares that may be acquired by each beneficial owner through the exercise of outstanding stock options within 60 days by each after July 31, 1997, as a percentage of the total of all outstanding shares as of July 31, 1997, plus the total of all shares that may be acquired through the exercise of outstanding stock options within 60 days after July 31, 1997.

<F4> Messrs. Bledsoe, Randall Peat, and Sylvester are members of the
     Administrative Committee of the Manatron, Inc. Salary Deferral and Employee Stock Ownership Plan (the "Plan"). Mr. Sylvester, President, Chief Executive Officer, Chief Financial Officer, and director of the Company, is the trustee of the ESOP portion of the Plan and holds the shares of Common Stock for the ESOP. The Committee has the power to direct the trustee as to the voting of the shares held by the ESOP trust that have not been allocated to individual accounts. Each of the members of the Committee disclaims beneficial ownership of shares held by the ESOP (except any shares allocated to the person's individual account under the ESOP), and the ESOP shares are not reported as beneficially owned by the members of the Committee as individuals unless the shares have been allocated to the person's account under the ESOP. As of July 31, 1997, 42,852 shares have been allocated to participants and 123,737 shares have not yet been allocated under the ESOP.

                            BOARD OF DIRECTORS


     The Company's Board of Directors consists of 10 directors, three of whom are standing for reelection. The Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. Each class of directors serves a term of office of three years, with the term of each class expiring at the annual meeting of shareholders in each successive year.

     Biographical information is presented below for each person who either is nominated for election as a director at the 1997 annual meeting or is continuing as an incumbent director. Unless otherwise noted, each director and nominee for director has had the same principal employment for the last five years.


              NOMINEES FOR ELECTION TO TERMS EXPIRING IN 2000

     DOUGLAS A. PEAT (age 35) has been a director since 1991. Mr. Douglas Peat currently is a Regional Vice President who is responsible primarily for sales and customer service in the State of Michigan. Mr. Douglas Peat was appointed Executive Vice President in October 1994 and held that position until October 1995 and has been employed by the Company in various other sales and marketing positions since 1985. Mr. Douglas Peat is the son of Allen Peat, a director of the Company, and is the nephew of Randall Peat, Chairman of the Board of Directors of the Company.

     RICHARD J. HOLLOMAN (age 43) has been a director since 1992.
Mr. Holloman founded Specialized Data Systems, Inc. ("SDS") in 1980 and served as its President until June 1995. Mr. Holloman became a director of the Company in March 1992 when the Company acquired SDS. Mr. Holloman is currently Vice President of Administration and Marketing for Vision Software, Inc., located in Wilmington, North Carolina, which designs, develops, and distributes Emergency 911 and public safety software and related services to local governments nationwide. In addition, Mr. Holloman is the President and owner of Specialized Appraisal Services, a small mass appraisal company located in Greenville, North Carolina.

     MELVIN J. TRUMBLE (age 57) has been a director since 1995.
Mr. Trumble is Senior Vice President of the Company's Appraisal Division, formerly Sabre Systems and Services ("Sabre"), which the Company acquired in November 1994. Prior to the acquisition, Mr. Trumble served as the General Manager of Sabre's real estate appraisal, mapping, and systems business.

              INCUMBENT DIRECTORS WHOSE TERMS EXPIRE IN 1998

     GENE BLEDSOE (age 52) has been a director since 1993. Mr. Bledsoe has been the Managing Partner of the Casal Group Corporation since 1985, a computer industry marketing services and management consulting firm based in Dallas, Texas. Mr. Bledsoe also served as the Company's interim President and Chief Executive Officer from October 1995 through February 1996.

     JANE M. RIX (age 49) has been a director and the Company's Secretary since 1993. Ms. Rix, who has been with the Company since 1977, primarily is responsible for purchasing in addition to her Corporate Secretary duties.

     ALLEN F. PEAT (age 61) has been a director since 1972. Mr. Allen Peat, a cofounder of the Company, served as the Company's Chairman of the Board, President, and Chief Executive Officer until he retired in October 1995. Mr. Allen Peat is the brother of Randall Peat, Chairman of the Board of Directors of the Company, and is the father of Douglas Peat, Regional Vice President and director of the Company.

     HARRY C. VORYS (age 72) has been a director since 1986. Prior to his retirement in July 1990, Mr. Vorys was an Executive Vice President and Director of Citizens Trust and Savings Bank of South Haven, Michigan, which later merged into Shoreline Bank. Mr. Vorys served as a director of Shoreline Financial Corporation, the holding company of Shoreline Bank, until May 1997.


              INCUMBENT DIRECTORS WHOSE TERMS EXPIRE IN 1999

     RANDALL L. PEAT (age 49) has been a director since 1969. Mr. Randall Peat, a cofounder of the Company, became Chairman of the Board of Directors in October 1995. Mr. Randall Peat previously held the position of President of the Company's Judicial Information Systems Division. Mr. Randall Peat is the brother of Allen Peat, a director of the Company, and is the uncle of Douglas Peat, Regional Vice President and director of the Company.

     PAUL R. SYLVESTER (age 38) has been a director since 1987.
Mr. Sylvester became President and Chief Executive Officer of the Company in March 1996, and has served as its Vice President - Finance and Chief Financial Officer since 1987. Mr. Sylvester also has been the Company's Treasurer since 1993.

     STEPHEN C. WATERBURY (age 47) has been a director since 1991.
Mr. Waterbury is a partner at the law firm of Warner Norcross & Judd LLP located in Grand Rapids, Michigan.

                       BOARD COMMITTEES AND MEETINGS


     The Company's Board of Directors, which is responsible for the overall management of the business and affairs of the Company, held four meetings since the last annual meeting of shareholders. Each director attended 75% or more of the aggregate of the total number of Board of Directors meetings and the total number of committee meetings of which they were members. The Board of Directors has five standing committees: the Audit Committee, the Compensation Committee, the Stock Option Committee, the Nominating Committee, and the Executive Committee. The members of each committee are appointed by the Board of Directors.

     AUDIT COMMITTEE. The Audit Committee is responsible for (i) recommending to the Board of Directors the selection of independent auditors; (ii) reviewing and approving the scope of the yearly audit plan and proposed budget for audit fees; (iii) reviewing the results of the annual audit with the independent auditors; (iv) reviewing the Company's internal controls with the independent auditors; (v) reviewing the recommendations of independent auditors for accounting or operational improvements; (vi) reviewing nonaudit services and special engagements to be performed by the independent auditors; and (vii) reporting to the Board of Directors on the Audit Committee's activities and findings and making recommendations to the Board of Directors on these findings. Messrs. Bledsoe, Vorys (Chairman), and Waterbury are members of the Audit Committee. The Audit Committee met once since the last annual meeting of shareholders.

     COMPENSATION COMMITTEE. The responsibilities of the Compensation Committee include (i) recommending the cash and other incentive compensation, if any, to be paid to the Company's executive officers; and
(ii) reviewing awards under stock-based compensation plans approved by the Stock Option Committee. The Compensation Committee consists of Messrs. Vorys (Chairman), Bledsoe, and Waterbury. The Compensation Committee met two times since the last annual meeting of shareholders.

     STOCK OPTION COMMITTEE.  The Stock Option Committee is responsible for
(i) the administration and award of stock options and restricted stock under the Company's stock plans; and (ii) the review of all material proposed option plan changes. In addition, the Stock Option Committee determines the key employees to whom options will be granted, the number of shares covered by each option, the exercise price of each option, and other matters associated with option awards. Messrs. Vorys, Bledsoe, and Holloman are members of the Stock Option Committee. The committee met two times since the last annual meeting of shareholders.

     NOMINATING COMMITTEE. The Nominating Committee considers and evaluates the qualifications of potential candidates for the Board of

Directors and recommends appropriate candidates to the full Board of Directors. The Nominating Committee consists of Messrs. Bledsoe, Vorys, and Waterbury. The committee met once since the last annual meeting of shareholders.

     A shareholder of record of shares of a class entitled to vote at any meeting of shareholders called for the election of directors (an "Election Meeting") may make a nomination at the Election Meeting if, and only if, that shareholder first has delivered, not less than 120 days prior to the date of the Election Meeting in the case of an annual meeting, and not more than seven days following the date of notice of the Election Meeting in the case of a special meeting, a notice to the Secretary of the Company setting forth with respect to each proposed nominee: (i) the name, age, business address, and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the number of shares of capital stock of the Company that are beneficially owned by the nominee; (iv) a statement that the nominee is willing to be nominated and to serve; and (v) such other information concerning the nominee as would be required under the rules of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the election of the nominee.

     EXECUTIVE COMMITTEE. The Executive Committee has the authority to exercise the powers of the Board of Directors in managing the Company's business affairs and property during intervals between meetings of the Board of Directors. The Executive Committee consists of Messrs. Bledsoe, Randall Peat, and Sylvester. The committee did not meet since the last annual meeting of shareholders.


                         COMPENSATION OF DIRECTORS


     Nonemployee directors receive a $5,000 annual retainer fee plus compensation in accordance with the following: $500 for attendance at each meeting of the Board of Directors and $250 for attendance at each committee meeting. Directors who are also employees of the Company or its subsidiaries receive no annual retainer and are not compensated for attendance at board or committee meetings.

     Each nonemployee director who has served a full year of service as a member of the Board of Directors is granted an option on the date of each annual meeting of shareholders to purchase 1,000 shares of Common Stock.
The per share exercise price of options granted to directors is 100% of the fair market value of the Common Stock on the date each option is granted, except that the per share exercise price of options granted to directors who own 10% or more of the Company's Common Stock is 110% of the fair market value. The term of each option may not exceed 10 years.

                          EXECUTIVE COMPENSATION


     The following table sets forth certain information concerning the compensation earned during each of the last three fiscal years ended April 30, 1997, 1996, and 1995, by the Company's Chief Executive Officer and the named executive officers:

                        SUMMARY COMPENSATION TABLE
                                                                              LONG-TERM
                                                                             COMPENSATION
                                         ANNUAL COMPENSATION                    AWARDS
                                         -------------------                 ------------
                                                                               NUMBER OF
                                                                                SHARES
NAME AND PRINCIPAL                                                             UNDERLYING     ALL OTHER
     POSITION                     YEAR         SALARY          BONUS            OPTIONS    COMPENSATION<F1>
------------------                ----        --------        -------        ------------  ----------------
Paul R. Sylvester                 1997        $120,000        $24,300            70,000        $3,184
President, Chief                  1996          99,167         15,000            70,000         9,016
  Executive Officer, and          1995          88,015         10,000            22,062         1,978
  Chief Financial Officer<F2>

Melvin J. Trumble                 1997         105,000         29,000<F3>        30,000         2,351
Senior Vice President             1996         105,000             --            30,000         2,335
  of Appraisal Operations         1995          54,350<F4>         --            30,000           454

Randall L. Peat                   1997          97,000         19,000            30,000         2,713
Chairman of the                   1996          97,000             --            30,000        14,976
  Board                           1995          97,000             --            11,025        14,929

James W. Sanderbeck               1997          95,200         19,000            30,000         2,122
Chief Operating                   1996          95,200             --            30,000         2,164
  Officer                         1995          95,200             --            21,000         2,164
_______________________

<F1> All other compensation for the year ended April 30, 1997, includes:
     (i) Company matching contributions under the Company's 401(k) plan of $1,558 for Mr. Sylvester, $1,341 for Mr. Trumble, $1,213 for Mr. Peat, and $1,206 for Mr. Sanderbeck; (ii) amounts paid by the Company for life insurance of $472 for Mr. Sylvester and $1,500 for Mr. Peat; and
     (iii) amounts paid by the Company for accrued but unused sick time of $1,154 for Mr. Sylvester, $1,010 for Mr. Trumble, and $916 for Mr. Sanderbeck.



                                      -10-

<F2> The information listed for Mr. Sylvester for fiscal year 1996 covers compensation paid to him by the Company for service as Chief Financial Officer from May 1, 1995, to February 29, 1996, and amounts for service as President, Chief Executive Officer, and Chief Financial Officer from March 1, 1996, to April 30, 1996.

<F3> This amount includes $19,000 paid to Mr. Trumble under the Company's
     1997 Executive Incentive Plan and $10,000 paid to Mr. Trumble as a one-time bonus related to certain sales activities.

<F4> The Company acquired Sabre in November 1994.  The salary listed for
     Mr. Trumble for fiscal year 1995 covers compensation paid to Mr. Trumble by the Company for service from November 11, 1994, to April 30, 1995.

    The following table sets forth the total number of securities underlying unexercised options as of April 30, 1997. No stock options were granted to the Chief Executive Officer or the named executive officers during the 1997 fiscal year, and neither the Chief Executive Officer nor any named executive officer exercised any stock options during the same period.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES
                                              NUMBER OF
                                              SECURITIES
                                              UNDERLYING
                                              UNEXERCISED
                                              OPTIONS AT
                                            FISCAL YEAR-END
                                      ----------------------------
             NAME                     EXERCISABLE    UNEXERCISABLE
      --------------------            -----------    -------------
      Paul R. Sylvester                  50,000          20,000

      Melvin J. Trumble                  20,000          10,000

      Randall L. Peat                    20,000          10,000

      James W. Sanderbeck                20,000          10,000

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The

Committee develops compensation policies for the Company and evaluates annual salaries and incentive compensation plans for the executive officers. The Committee also reviews awards under certain stock-based compensation plans as approved by the Stock Option Committee. The Committee submits its recommendations on such matters to the full Board of Directors for ratification. The Committee consists of three directors, none of whom is a current or former employee of the Company.

COMPENSATION PHILOSOPHY

     The Committee's executive compensation philosophy is to provide competitive levels of compensation as well as incentives to achieve superior financial performance. The Committee's policies are designed to achieve four primary objectives: (i) align management's compensation with the Company's achievement of annual and long-term performance goals; (ii) reward above-average performance by the Company; (iii) recognize individual initiative and achievement; and (iv) assist the Company in attracting and retaining quality executive officers. The Committee believes that a substantial portion of the annual compensation of each officer must relate to, and be contingent upon, the performance of the Company.

     The Company's basic compensation policies are designed to enhance shareholder value by rewarding executive officers for profitable growth of the Company and increases in the value of its Common Stock. The Company's executive compensation policies also seek to align the interests of executive officers and other key employees with the interests of shareholders through stock ownership. The Committee believes that it is in the Company's best interest to generate rewards for senior executives and key employees, which may result in above-average performance measured in terms of profit growth and total shareholder return.

     Executive officer compensation is comprised of three primary components: base salary and benefits, annual performance bonus, and participation in stock option plans. Each component of compensation is designed to accomplish one or more of the compensation objectives.
Benefits offered to executive officers include participation in the Manatron, Inc. Salary Deferral and Employee Stock Ownership Plan, which covers substantially all employees, the Employee Stock Purchase Plan, and the Company's various health, life, and disability insurance benefit plans.

     Congress has amended the Internal Revenue Code of 1986, to add
Section 162(m) which provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. The Company has examined its executive compensation policies in light of Section 162(m) and the regulations adopted by the Internal Revenue Service to implement this section. It is not expected that any portion of the Company's deduction for employee remuneration will be disallowed in fiscal year 1998 or in future years by reason of awards granted in fiscal year 1998.

BASE SALARY

     The Company seeks to attract and retain well-qualified executives by providing base salaries and benefit packages at levels that are considered to be competitive. In setting the base salaries of the Company's executive officers, the Committee considers the skill and experience required by an individual's position, job performance, accountability, and tenure. Although the Committee refers to base salaries at other comparable companies to help establish guidelines, the Company's current operating performance is considered most important in determining the base salaries of management.

     The Committee believes current base salaries for executive officers of the Company have not kept pace with and are below average for executives in similar positions. It is the Committee's intention to increase base salaries of executive officers to more competitive levels as profits improve. Nonetheless, incentive compensation based upon criteria designed to reward executives for performance which enhances shareholder value will continue to represent a substantial percentage of potential executive compensation.

     In general, the Company adjusts executive officer salaries on an annual basis. The annual adjustments are determined by considering the Company's performance, each officer's performance, any increased responsibilities of the officer, and current economic conditions. The base salaries paid to the Company's executive officers during fiscal 1997 remained at the same levels as fiscal 1996.

ANNUAL BONUS PLAN

     Annual bonuses under the Company's short-term executive incentive compensation plan are intended to reward executives for achieving specific goals, motivate executives to work more effectively, and focus executives' attention on specific areas of major importance.

     Under the 1997 Executive Incentive Plan (the "1997 Plan"), bonuses were based on the Company's financial performance which was measured by the following two variables: (i) after-tax earnings; and (ii) net free annual cash flow. In fiscal 1997, the Company did not pay to participants any award related to the after-tax earnings component. If an award had been made based on the after-tax earnings component, the award would have distributed to participants pro-rata based on each participant's base salary and would have been limited to 25% of a participant's salary. Under the 1997 Plan, the net free annual cash flow component of an incentive award was determined as follows: (i) 80% of the net free annual cash flow component was distributed to participants pro-rata based on each participant's base salary; and (ii) 20% of the net free annual cash flow component was distributed to participants based on performance objectives, criteria, and/or ratings for individual participants as established in the sole discretion of the Chief Executive Officer. The performance objectives, criteria, and/or ratings for the Chief Executive Officer were determined by the Committee. Awards paid to participants under the net free annual cash flow component in fiscal 1997 were slightly below the maximum limit (25% of a participant's base salary).

     The 1998 Executive Incentive Plan (the "1998 Plan") continues to consider the Company's after-tax earnings, which can result in awards up to 25% of a participant's base salary, depending upon the amount of earnings that are reported. Instead of focusing on the Company's net free annual cash flow, the 1998 Plan considers the following five variables:
(i) reduction in the Company's line of credit balance; (ii) reduction in the Company's past-due account receivables; (iii) achievement of the Company's sales forecasts; (iv) improvement in the level of the Company's average overall customer satisfaction rating; and (v) improvement in the Company's employee turnover percent. Awards based on the preceding five variables cannot exceed 25% of a participant's base salary and are conditioned on achieving "threshold" goals. The amount of a participant's award based on the five variables, if any, will be paid as follows: (i) 65% of the total amount earned will be paid to participants pro rata based on each participant's base salary; and (ii) the remaining 35% of the total amount earned may be paid to participants based on performance objectives, criteria, and/or ratings for individual participants as determined by the Chief Executive Officer and the Committee. Total bonuses paid under the 1998 Plan to any participant are limited to 50% of that participant's base salary.

STOCK OPTIONS

     The Stock Option Committee of the Board of Directors periodically grants stock options to executive officers of the Company. These stock options provide the recipient the right to acquire shares of the Company's Common Stock at fair market value on the date of grant. The options generally become exercisable immediately after the date of grant and expire 10 years following the date of grant. The number of shares covered by each grant is designed to provide the executive officers a substantial incentive to operate the Company from the perspective of an owner, thereby closely aligning their interests to those of the Company's shareholders.

     Although the Committee believes that stock ownership by executive officers and other key employees is beneficial, the Company currently has no target ownership level for Common Stock holdings by officers. The Stock Option Committee generally does not take into account in its decisions the amount and value of options currently held by an officer. In fiscal 1997, the Stock Option Committee did not award any incentive stock options to any employees of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Chief Executive Officer's compensation is based upon the policies and objectives discussed above. The Committee considers current operating performance to be a key determinant in establishing the base salary of the Chief Executive Officer and also considers the Chief Executive Officer's performance, skill and experience, accountability, length of service, and current economic conditions. The Committee believes that incentive compensation, designed to reward performance, should represent a significant percentage of the Chief Executive Officer's potential compensation.

     On October 10, 1996, the Company executed an employment agreement with Mr. Sylvester which provides for his continued service to the Company as President and Chief Executive Officer until termination of the employment agreement. The employment agreement also is described on page 16 of this Proxy Statement under the heading "Employment Agreements, Termination of Employment and Change in Control Arrangements."

     Under the employment agreement, Mr. Sylvester (i) will receive an annual base salary of at least $120,000; (ii) is entitled to participate in the Company's executive incentive bonus plan; and (iii) is entitled to receive fringe benefits available to all employees. Mr. Sylvester received an annual bonus of $24,300 for fiscal year 1997.

     All recommendations of the Committee attributable to compensation in the 1997 fiscal year were unanimous and were approved and adopted by the Board of Directors without modification.

     The Committee welcomes written comment from the Company's shareholders concerning its compensation programs. Comments should be marked "personal and confidential" and addressed to the Compensation Committee of the Board of Directors, Manatron, Inc., 2970 South 9th Street, Kalamazoo, Michigan 49009.


                              Respectfully submitted,

                              Gene Bledsoe
                              Harry C. Vorys
                              Stephen C. Waterbury

           EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND
                      CHANGE IN CONTROL ARRANGEMENTS


     ALLEN PEAT'S AGREEMENT. Effective October 17, 1995, the Company and Mr. Allen Peat entered into an agreement setting forth the terms pursuant to which Mr. Allen Peat retired as Chairman, President, and Chief Executive Officer (the "Peat Agreement"). The Peat Agreement provides for severance compensation, deferred compensation, and other payments totaling approximately $1.3 million to be paid through December 1999. In fiscal 1997, under the Peat Agreement the Company paid to Mr. Allen Peat approximately $245,000. Mr. Allen Peat retains all rights of a retired employee under the Company's existing 401(k) plan, employee stock plan, and other qualified benefit plans, if any.

     The Peat Agreement contains standstill provisions restricting
Mr. Allen Peat's ability to (i) acquire the Company's Common Stock;
(ii) acquire control of the Company; (iii) solicit proxies for particular purposes; (iv) subject his shares to a voting trust or similar agreement; and (v) participate in or encourage a group which seeks to acquire, hold, or dispose of the Company's Common Stock. Notwithstanding the above standstill provisions, Mr. Allen Peat is free to vote his existing shares as he determines and to dispose of any of the existing shares. Any transferee of Mr. Allen Peat's shares shall take such shares free of the restriction imposed by the Peat Agreement.

     EMPLOYMENT AGREEMENTS OF PAUL SYLVESTER, MELVIN TRUMBLE, AND JAMES SANDERBECK. On October 10, 1996, the Company entered into an employment agreement with each of Messrs. Sylvester, Trumble, and Sanderbeck (the "Employment Agreements"). The Employment Agreements provide for employment for each listed individual until terminated as provided in the Employment Agreements. Under the Employment Agreements, each individual will be paid a minimum salary, ($120,000 for Mr. Sylvester, $105,000 for Mr. Trumble, and $95,200 for Mr. Sanderbeck). Under the Employment Agreements,
Messrs. Sylvester, Trumble, and Sanderbeck also are entitled to receive
(i) paid vacation in accordance with the Company's vacation policies;
(ii) standard benefits offered to all employees; and (iii) reimbursement of reasonable expenses in connection with the performance of job duties. In addition, Messrs. Sylvester, Trumble, and Sanderbeck may be entitled to a Company automobile or a car allowance for business purposes and each participates in the 1998 Plan.

     If the employment of Messrs. Sylvester, Trumble, or Sanderbeck is terminated other than for Cause or if they resign from employment With Cause (each as defined in the Employment Agreements), the Employment Agreements require the Company to pay to the terminated employee six months' severance pay of an amount equal to the employee's base salary and any and all benefits in effect at the time of termination. Under

Mr. Sylvester's Employment Agreement, if Mr. Sylvester receives the severance pay described above, the outstanding loans made to Mr. Sylvester by the Company for the purpose of acquiring shares of the Company's Common Stock will be canceled in exchange for the Common Stock purchased by Mr. Sylvester.

     RANDALL PEAT'S EMPLOYMENT AGREEMENT. On July 17, 1986, the Company entered into an employment agreement, which provides for, among other things, a monthly salary (approximately $8,083 a month), annual bonus, and other fringe benefits, as determined from time to time by the Board of Directors. For any given year, it is intended that Mr. Randall Peat's monthly salary and fringe benefits not be less than those received in the prior year. Mr. Randall Peat's annual bonus is determined in accordance with the 1998 Plan. The term of Mr. Randall Peat's employment agreement is a rolling five-year term, which is extended an additional year in December of each year unless the Board of Directors determines otherwise.


        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Company's Compensation Committee is composed of Messrs. Bledsoe, Vorys, and Waterbury. Mr. Waterbury is a partner in the law firm of Warner Norcross & Judd LLP, and Mr. Bledsoe is the Managing Partner of the Casal Group, a computer industry marketing services and management consulting firm. The services of these firms were utilized by the Company in fiscal year 1997 and the Company intends to continue to use these firms in fiscal year 1998.


              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     The Company is leasing its office in Greenville, North Carolina under a five-year agreement expiring on July 31, 1999, consisting of approximately 4,700 square feet, from HBH Partnership, of which Mr. Holloman, former President of SDS and a director of the Company, is a one-third owner, for approximately $4,300 per month. HBH Partnership is responsible for taxes, maintenance, and insurance on the leased property. The term of this lease was not negotiated at arm's length and may be deemed to involve a conflict of interest. However, in the opinion of management, the terms are at least as favorable to the Company as the terms which would be available to the Company in an arm's-length transaction.

     On June 29, 1995, the Company's ESOP purchased 142,858 shares of Common Stock from Mr. Allen Peat, former Chairman of the Board, President, and Chief Executive Officer, for $3.50 per share, which approximated market value on that date. The ESOP borrowed $500,000 from a bank to finance the stock purchase. The Company has guaranteed the ESOP's loan and is obligated to make contributions sufficient to enable the ESOP to repay the loan, including interest. The loan is repayable in quarterly installments of $25,000, plus interest at the bank's prime rate. As of April 30, 1997, $325,000 remained outstanding under the loan agreement.

     The Company has made two loans to Mr. Sylvester, President, Chief Executive Officer, and Chief Financial Officer, totaling $111,250, and two loans to Mr. Douglas Peat, Regional Vice President, totaling $111,250. The proceeds of the loans for each individual were used to purchase shares of Company Common Stock. Messrs. Sylvester and Douglas Peat are obligated to repay the full amount of the first loan of $50,000 without interest on March 1, 1998, unless the loan becomes due earlier. Messrs. Sylvester and Douglas Peat are obligated to repay the full amount of their respective loans of $61,250 without interest on September 1, 1999, unless the loans become due earlier. Each of the loans becomes due before their respective repayment dates if Messrs. Sylvester or Douglas Peat sell the Common Stock purchased with the proceeds of the respective loan.

     During fiscal year 1997, the Company retained the law firm of Warner Norcross & Judd LLP to perform certain legal services for the Company. Stephen C. Waterbury, a director of the Company, is a partner in Warner Norcross & Judd LLP. The Company plans to continue to retain Warner Norcross & Judd LLP in the future for certain legal matters.


                          STOCK PERFORMANCE GRAPH


     The following graph compares the cumulative total shareholder return on the Company's Common Stock to the Standard & Poor's 500 Stock Index and an industry index comprised of the common stock of nine companies in the computer software industry (the "Peer Group"), assuming an investment of $100 over a five-year period ended April 30, 1997, using 1992 as a base period. The Standard & Poor's 500 Stock Index is a broad equity market index published by Standard & Poor's. The Peer Group was selected by the Company and includes the companies listed in the footnote to the graph below. Cumulative total return is measured by dividing (i) the sum of (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period.

        COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN











                                  [GRAPH]

















________________________

<F*> The Peer Group includes Barrister Information Systems Corp.; Bolt,
Beranek & Newman, Inc.; Business Records Corporation; Cerner Corp.; Computrac, Inc.; Microlog Corp.; Symix Systems I; Alpha Technologies, Inc.; and Systems & Computer Technology Corp.

     The dollar values for total shareholder return plotted in the graph above are shown in the table below:

                     1992         1993         1994         1995         1996         1997
                     ----         ----         ----         ----         ----         ----
Manatron           $100.00      $ 74.51      $124.50      $ 97.10      $ 48.55      $ 52.29
S & P 500           100.00       109.24       115.05       135.14       175.97       219.99
Peer Group          100.00       140.10       237.10       323.47       331.25       282.56

          SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers to file reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Commission. Directors and officers are required by Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Forms 5 were required for those persons for the 1997 fiscal year, the Company believes that its directors and officers complied with all applicable reporting and filing requirements during the Company's last fiscal year.


                           SELECTION OF AUDITORS


    The Company selected Arthur Andersen LLP, independent auditors, as its principal auditors for fiscal year 1997. Representatives of Arthur Andersen LLP are expected to be present at the 1997 Annual Meeting of Shareholders, will be provided with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.


                           SHAREHOLDER PROPOSALS


    Shareholder proposals intended to be presented at the next annual meeting of shareholders must be received by the Company no later than May 11, 1998, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Shareholder proposals should be made in accordance with Rule 14a-8 issued under the Securities Exchange Act of 1934, as amended, and should be addressed to Secretary of Manatron, Inc., 2970 South 9th Street, Kalamazoo, Michigan 49009.

                          SOLICITATION OF PROXIES


    The Company will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees, or other nominees for forwarding proxy materials to beneficial owners. Solicitation of proxies will be made initially by mail. In addition, directors, officers, and employees of the Company and its subsidiaries may solicit proxies personally or by telephone or facsimile without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials or otherwise communicate with beneficial owners of shares held by them. The Company has retained Corporate Investor Communications, Inc. at an estimated cost of $2,500, plus expenses and disbursements, to assist in the solicitation of proxies.


                                  By Order of the Board of Directors


                                  /S/ JANE M. RIX


Kalamazoo, Michigan               Jane M. Rix
September 8, 1997                 Secretary

                                  [FRONT]
PROXY                                                                 PROXY

                              MANATRON, INC.
                           2970 SOUTH 9TH STREET
                         KALAMAZOO, MICHIGAN 49009

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder hereby appoints GENE BLEDSOE, RANDALL L. PEAT, and PAUL R. SYLVESTER, and each of them, each with full power of substitution, proxies to represent the shareholder listed on the reverse side of this Proxy and to vote all shares of Common Stock of Manatron, Inc. that the shareholder would be entitled to vote on all matters which come before the Annual Meeting of Shareholders to be held at the Holiday Inn-West, in Kalamazoo, Michigan, on Thursday, October 9, 1997, at 4:00 p.m., and any adjournment of that meeting.

     IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES NAMED ON THIS PROXY AS DIRECTORS. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

                    PLEASE SIGN, DATE, AND RETURN THIS
                PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
               (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                  [BACK]

                              MANATRON, INC.

PLEASE MARK YOUR VOTE IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

     ELECTION OF DIRECTORS
     Nominees: Douglas A. Peat, Richard J.                            For All
               Holloman, and Melvin J. Trumble     For    Withheld    Except

     (INSTRUCTION:  TO WITHHOLD AUTHORITY
     TO VOTE FOR ANY INDIVIDUAL NOMINEE,
     STRIKE THROUGH THAT NOMINEE'S NAME
     IN THE LIST ABOVE.)                           [ ]      [ ]         [ ]

     Your Board of Directors Recommends that
       You Vote FOR ALL NOMINEES



                                             Dated: _________________, 1997

                                             ______________________________

                                             ______________________________
                                             Signature of Shareholder(s)

                                             IMPORTANT -- Please sign
                                             exactly as your name(s)
                                             appears on this Proxy.  When
                                             signing on behalf of a
                                             corporation, partnership,
                                             estate, or trust, indicate
                                             title or capacity of person
                                             signing.  IF SHARES ARE HELD
                                             JOINTLY, EACH HOLDER SHOULD
                                             SIGN.













                                      A-2